UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 25, 2019 (July 23, 2019)

PLURISTEM THERAPEUTICS INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-31392	98-0351734
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

MATAM Advanced Technology Park
Building No. 5
Haifa, Israel	3508409
(Address of Principal Executive Offices)	(Zip Code)

011 972 74 710 7171

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	PSTI	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03	Material Modification to Rights of Security Holders.

On July 23, 2019, Pluristem Therapeutics Inc. (the “Company”) filed a Certificate of Change with the secretary of state of Nevada relating to a 1-for-10 reverse stock split of the Company’s authorized shares of common stock and preferred stock, and the issued and outstanding shares of the Company’s common stock, which took effect on July 25, 2019 (the “Reverse Split”).

Effects of the Reverse Split

Effective Date; Symbol; CUSIP Number. The Reverse Split became effective at 12:01 a.m. Eastern Standard Time on July 25, 2019, and was reflected with the Nasdaq Capital Market (“Nasdaq”) and in the marketplace at the open of business on July 25, 2019 (the “Effective Date”), whereupon the shares of common stock began trading on a split-adjusted basis. In connection with the Reverse Split, the Company’s common stock will continue to trade on Nasdaq under the symbol “PSTI” but will trade under a new CUSIP Number, 72940R300.

Split Adjustment; No Fractional Shares. On the Effective Date, the total number of shares of the Company’s common stock held by each shareholder were converted automatically into the number of whole shares of common stock equal to (i) the number of issued and outstanding shares of common stock held by such shareholder immediately prior to the Reverse Split, divided by (ii) 10.

No fractional shares will be issued, and no cash or other consideration will be paid. Instead, the Company will issue one additional whole share of the post-Reverse Split common stock to any shareholder who otherwise would have received a fractional share as a result of the Reverse Split.

State Filing. The Reverse Split was effected by the Company filing a Certificate of Change (the “Certificate”) pursuant to Nevada Revised Statutes (“NRS”) Section 78.209 with the Secretary of State of the State of Nevada on July 23, 2019. The Certificate was not effective until the Effective Date. Under Nevada law, no amendment to the Company’s Articles of Incorporation is required in connection with the Reverse Split. A copy of the Certificate is attached hereto as Exhibit 3.1 and incorporated herein by reference.

No Stockholder Approval Required. Under Nevada law, because the Reverse Split was approved by the Board of Directors of the Company in accordance with NRS Section 78.207, no shareholder approval was required. NRS Section 78.207 provides that the Company may effect the Reverse Split without shareholder approval if (x) both the number of authorized shares of common stock and the number of outstanding shares of common stock are proportionally reduced as a result of the Reverse Split; (y) the Reverse Split does not adversely affect any other class of stock of the Company; and (z) the Company does not pay money or issue scrip to shareholders who would otherwise be entitled to receive a fractional share as a result of the Reverse Split. As described herein, the Company has complied with these requirements.

Capitalization. Prior to the Effective Date of the Certificate, the Company was authorized to issue 300,000,000 shares of common stock. As a result of the Reverse Split, the Company is authorized to issue 30,000,000 shares of common stock (the Company’s authorized shares of common stock were reduced in the same ratio (1-for-10) as its outstanding common stock was reduced). As of July 24, 2019 (immediately prior to the Effective Date), there were 153,122,520 shares of common stock outstanding. As a result of the Reverse Split, there are approximately 15,312,252 shares of common stock outstanding (subject to adjustment due to the effect of rounding fractional shares into whole shares). The Reverse Split will not have any effect on the stated par value of the common stock.

Prior to the Effective Date of the Certificate, the Company was authorized to issue 10,000,000 shares of preferred stock. As a result of the Reverse Split, the Company is authorized to issue 1,000,000 shares of preferred stock (the Company’s authorized shares of preferred stock were reduced in the same ratio (1-for-10) as its authorized common stock was reduced). As of the Effective Date, the Company did not have any shares of preferred stock issued and outstanding.

Each shareholder’s percentage ownership interest in the Company and proportional voting power remains virtually unchanged as a result of the Reverse Split, except for minor changes and adjustments that will result from rounding fractional shares into whole shares. The rights and privileges of the holders of shares of common stock will be substantially unaffected by the Reverse Split.

All options, convertible securities, unvested shares of restricted stock, restricted stock units and warrants of the Company outstanding immediately prior to the Reverse Split will be appropriately adjusted by dividing the number of shares of common stock into which the options, convertible securities, unvested shares of restricted stock, restricted stock units and warrants are exercisable or convertible by 10 and multiplying the exercise or conversion price thereof by 10, as a result of the Reverse Split.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information required by this Item 5.03 is set forth in Item 3.03 above, which information is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Change Pursuant to Nevada Revised Statutes Section 78.209, as filed by Pluristem Therapeutics Inc. with the Secretary of State of the State of Nevada on July 23, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLURISTEM THERAPEUTICS INC.

By:	/s/ Chen Franco-Yehuda
Name:	Chen Franco-Yehuda
Title:	Chief Financial Officer

Date: July 25, 2019

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